As filed with the Securities and Exchange Commission on June 28, 2018

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORWARD INDUSTRIES, INC.

New York (State or other jurisdiction of incorporation or organization)	13-1950672 (I.R.S. Employer Identification No.)

477 S. Rosemary Ave., Suite 219 West Palm Beach, FL (Address of principal executive offices)	33401 (Zip Code)

Forward Industries, Inc. 2011 Long Term Incentive Plan

(Full title of the plan)

Michael Matte

Chief Financial Officer

Forward Industries, Inc.

477 S. Rosemary Ave., Suite 219

West Palm Beach, Florida 33401

(Name and address of agent for service)

(561) 456-0030

(Telephone number, including area code, of agent for service)

With a copy to:

Brian S. Bernstein, Esq.

Nason Yeager Gerson White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

(561) 471-3516

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001
2011 Long Term Incentive Plan	1,000,000 (2)	$1.63 (3)	$1,634,500	$203.50
Total	1,000,000		$1,634,500	$203.50

(1)

This Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Common Stock that may become issuable under the Forward Industries, Inc. 2011 Long Term Incentive Plan (the “2011 Plan”) as a result of stock splits, stock dividends and other terms pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”).

(2)	Represents shares of Common Stock, available for grant under the 2011 Plan as of the date this registration statement is being filed.
(3)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices of the registrant's Common Stock as reported on Nasdaq on June 27, 2018.

EXPLANATORY NOTE

On February 13, 2018, the stockholders of Forward Industries, Inc. (the “Company”) approved an amendment to the 2011 Long Term Incentive Plan (the “Plan”) at the Company’s 2018 Annual Meeting of Stockholders to increase the aggregate number of shares of the Company’s common stock (the “Common Stock”), authorized for issuance under the Plan by 1,000,000 shares of Common Stock from 850,000 shares of Common Stock to 1,850,000 shares of Common Stock.

The Company previously filed Registration Statements on Form S-8 (i) on March 12, 2014 (File No. 333-194510) for an initial 850,000 shares of Common Stock under the Plan, (ii) on July 10, 2007 (File No. 333-144442) for 400,000 shares of Common Stock under the 2007 Equity Incentive Plan (collectively, the “Earlier Registration Statements”), and (iii) on September 16, 2016 as a combined prospectus for the Earlier Registration Statement to include a reoffer prospectus.  This Registration Statement on Form S-8 is being filed by the Company to register the additional 1,000,000 shares of the Company’s Common Stock issuable under the Plan. The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the earlier registration statements. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plans, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Company is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Forward Industries, Inc.

477 S. Rosemary Ave., Suite 219

West Palm Beach, Florida 33401

Attention: Chief Financial Officer

(561) 456-0030

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be part of this Reoffer Prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) (except with respect to information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K, only those reports that so indicate on the cover page thereof) of the Exchange Act, until the sale of all the shares of Common Stock that are part of this offering.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus. The documents we are incorporating by reference are as follows:

(1)	Our Annual Report on Form 10-K filed with the SEC on December 14, 2017 for the fiscal year ended September 30, 2017;

(2)

Our Quarterly Report on Form 10-Q filed with the SEC on February 14, 2018 for the quarter ended December 31, 2017 and our Quarterly Report on Form 10-Q filed with the SEC on May 18, 2018 for the quarter ended March 31, 2018;

(3)

Our Current Reports on Form 8-K filed with the SEC on December 14, 2017, January 18, 2018, February 14, 2018, February 20, 2018, April 5, 2018, April 20, 2018, May 1, 2018, May 15, 2018 and May 21, 2018 (other than portions of those documents designated as “furnished”); and

(4)	The description of our Common Stock contained in our registration statement on Form S-1, filed pursuant to Section 12 of the Exchange Act on March 26, 2014.

Item 4.      Description of Securities

Not applicable.

Item 5.      Interest of Named Experts and Counsel

None.

  Item 6.      Indemnification of Officers and Directors

Under the New York Business Corporation Law (“BCL”), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director of officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonable believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interest of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the BCL, any indemnification under the BCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the shareholders.

The indemnification described above under the BCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the BCL.

Article V of the Registrant’s Amended and Restated Bylaws provides as follows:

“ARTICLE V. INDEMNIFICATION. Section 501. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative (and whether or not (i) by or in the right of the Corporation to procure a judgment in its favor or (ii) by or in the right of any Other Entity (as defined below) which such person served in any capacity at the request of the Corporation, to procure a judgment in its favor), by reason of the fact that such person, or his or her testator or intestate, is or was a director or officer of the Corporation or served such Other Entity in any capacity at the request of the Corporation, against all judgments, fines, amounts paid in settlement and all expenses, including attorneys’ and other experts’ fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or any appeal therein, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, or (b) in otherwise seeking to enforce the provisions of this Section 501, or (c) in securing or enforcing such person’s rights under any policy of director or officer liability insurance provided by the Corporation, if such person acted in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of services for any Other Entity, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that such person did not act in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any Other Entity, not opposed to, the best interests of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

However, (i) no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; (ii) no indemnification may be made if there has been a settlement approved by the court and the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement; and (iii) in the event of a proceeding by or in the right of the Corporation to procure a judgment in its favor, no indemnification may be made if it is settled or otherwise disposed of or such person shall have been finally adjudged liable to the Corporation, unless (and only to the extent that) the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any expense described in the first paragraph of this Section 501 that is incurred by any person entitled to indemnification under this Section 501 shall be paid or reimbursed to such person by the Corporation in advance of the final disposition of any related action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount to the Corporation to the extent, if any, that such person (i) is ultimately found not to be entitled to indemnification or (ii) receives reimbursement for such expenses under a policy of insurance paid for by the Corporation. Such advances shall be paid by the Corporation to such person within twenty days following delivery of a written request therefor by such person to the Corporation. No payment made by the Corporation pursuant to this paragraph shall be deemed or construed to relieve the issuer of any insurance policy of any obligation or liability which, but for such payment, such insurer would have to the Corporation or to any director or officer of the Corporation or other individual to whom or on whose behalf such payment is made by the Corporation.

The indemnification and advancement of expenses provided by this Section 501: (i) shall continue as to the person entitled to indemnification hereunder even though he or she may have ceased to serve in the capacity that entitles him or her to indemnification at the time of the action or proceeding and (ii) shall inure to the benefit of the heirs, executors and administrators of such person.

A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in this Section 501 shall be entitled to (i.e., has a legally binding right against the Corporation to) the indemnification authorized by this Section 501. Except as provided in the immediately preceding sentence, any indemnification provided for in this Section 501 (unless ordered by a court under Section 724 of the Business Corporation Law), shall be made by the Corporation only if authorized in the specific case:

(1) By the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding for which indemnification is sought, upon a finding that the person seeking indemnification has met the standard of conduct set forth in the first two paragraphs of this Section 501, or,

(2) If a quorum under the immediately preceding subparagraph is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

(A) by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in said first two paragraphs has been met by such person, or

(B) by the shareholders upon a finding that the person has met the applicable standard of conduct set forth in said first two paragraphs.

Notwithstanding any other provision hereof, no amendment or repeal of this Section 501, or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of reasonable expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

The Corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys’ fees, to the extent permitted by law, but the Corporation’s failure to do so shall not in any manner affect or limit the rights provided for by this Section 501 or otherwise.

For purposes of this Section 501, the term “the Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions, and the term “Other Entity” shall mean a corporation (other than the Corporation) of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise. For purposes of this Section 501, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to any employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.”

In addition the Registrant maintains Directors and Officers Liability insurance. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law.

Item 7.      Exemption From Registration Claimed

Not applicable.

Item 8.      Exhibits

*4.1	Forward Industries, Inc. 2011 Long Term Incentive Plan, as amended.
4.2

Forward Industries, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8, as filed with the SEC on February 25, 2010).

*5.1	Legal Opinion of Nason Yeager Gerson White & Lioce, P.A.
*23.1	Consent of CohnReznick LLP, independent registered public accounting firm.
*23.2	Consent of CohnReznick LLP relating to Intelligent Product Solutions, Inc.'s financial statements.
23.3	Consent of Nason Yeager Gerson White & Lioce, P.A. (contained in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

____________

*          Filed herewith.

Item 9.      Undertakings.

A.         The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purposes of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of a post‑effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 28th day of June, 2018.

FORWARD INDUSTRIES, INC.

By:	/s/ Terence Wise
Terence Wise Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Terence Wise and Michael Matte his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

June 28, 2018	/s/ Terence Wise
Terence Wise
Principal Executive Officer and Director

June 28, 2018	/s/ Michael Matte
Michael Matte Principal Financial Officer and Chief Accounting Officer

June 28, 2018	/s/ Sangita Shah
Sangita Shah
Director

June 28, 2018	/s/ Howard Morgan
Howard Morgan
Director

EXHIBIT INDEX

*4.1	Forward Industries, Inc. 2011 Long Term Incentive Plan, as amended.
4.2

Forward Industries, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8, as filed with the SEC on February 25, 2010).

*5.1	Legal Opinion of Nason Yeager Gerson White & Lioce, P.A.
*23.1	Consent of CohnReznick LLP, independent registered public accounting firm.
*23.2	Consent of CohnReznick LLP relating to Intelligent Product Solutions, Inc.'s financial statements.
23.3	Consent of Nason Yeager Gerson White & Lioce, P.A. (contained in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

____________

*          Filed herewith.